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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
American Oriental Bioengineering, Inc. and Subsidiaries

        We consent to the inclusion in the foregoing Registration Statement on Amendment No. 1 to Form SB-2 of our report dated April 7, 2004, relating to the consolidated financial statements of American Oriental Bioengineering, Inc. and Subsidiaries as of and for the year ended December 31, 2003, which appears in the American Oriental Bioengineering, Inc. Annual Report on Form 10-KSB for the years ended December 31, 2003 and 2002, filed with the Securities and Exchange Commission on April 15, 2004. We also consent to the reference to our firm under the caption "Experts".

/s/ WEINBERG & COMPANY, P.A.
----------------------------
Certified Public Accountants

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
March 14, 2005